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                       MORSE, ZELNICK, ROSE & LANDER, LLP
                                 405 PARK AVENUE
                            NEW YORK, NEW YORK 10022





                                                                  (212) 838-1177
                                February 11, 2004

Milestone Scientific Inc.
220 South Orange Avenue
Livingston Corporate Park
Livingston, NJ 07039

Dear Sirs:

         We have acted as counsel to Milestone Scientific Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering by the Company, including securities which may be issued on the exercise of the over-allotment option, of (a) 1,656,000 units (the "Units"), each consisting of two shares of the Company's common stock, par value $.001 per share (the "Common Stock") and one warrant (a "Unit Warrant") to purchase one share of Common Stock; (b) 3,312,000 shares of Common Stock included in the Units; (c) 1,656,000 Unit Warrants; (d) 1,656,000 shares of Common Stock underlying the Unit Warrants; (e) 144,000 units underlying the warrant to be issued to the representative of the several underwriters (the "Representative's Warrant"); (f) 288,000 shares of Common Stock underlying the units underlying the Representative's Warrant; (g) 144,000 warrants underlying the units underlying the Representative's Warrant; (h) 144,000 shares of Common Stock underlying the warrants underlying the units underlying the Representative's Warrants; and (i) any additional securities issued pursuant to Rule 462(b) of the Act. The securities described in clauses (a) through (i) above are hereinafter referred to as the "Securities."

         In this regard, we have reviewed the Company's Articles of Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that the Securities (i) have been duly and validly authorized for issuance; (ii) when issued as contemplated by the Registration Statement and, in the case of those Securities underlying warrants, when issued in accordance with the terms of the applicable warrants, will be legally issued, fully paid and non-assessable. Further, all of the warrants included in Securities, including without limitation the warrants referred to in clauses (c), (e) (g) and (i) above will, when issued as contemplated in the Warrant Agreement, be validly issued and constitute a legally valid and binding obligation of the Company.

         We and our affiliates are the holders of 158,463 shares of common stock and options to purchase 71,873 shares of Common Stock. In addition, we were owed approximately $665,000 for legal fees at December 31, 2003. We agreed to accept units, valued at the initial public offering price in payment of $200,000 of this indebtedness (an estimated 31,056 units) 10 days from the closing of this offering pursuant to a March 2003 commitment.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,

                                     /S/ MORSE, ZELNICK, ROSE & LANDER, LLP
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                                     MORSE, ZELNICK, ROSE & LANDER, LLP